Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333- ____) on Form S-8 of 22nd Century Group, Inc. of our reports dated March 6, 2019, relating to the consolidated financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting of 22nd Century Group, Inc., with appears in the Annual Report on Form 10-K filed by 22nd Century Group, Inc. with the Securities and Exchange commission on March 6, 2019.

/s/ FREED MAXICK CPAs, P.C

Rochester, New York

May 7, 2019